                                                               EXHIBIT 99.(a)(1)

                           OFFER TO PURCHASE FOR CASH

                            1,478,036 SHARES OF THE

                       OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                        UNITED OKLAHOMA BANKSHARES, INC.

                                       AT

                              $0.50 NET PER SHARE

                                       BY

                             AMERIBANK CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., OKLAHOMA CITY TIME, ON DECEMBER 4, 1995, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE "SHARES"), OF UNITED OKLAHOMA BANKSHARES, INC. (THE "COMPANY") WHICH, TOGETHER WITH ALL SHARES BENEFICIALLY OWNED BY AMERIBANK CORPORATION (THE "PURCHASER") PRIOR TO THE COMMENCEMENT OF THE OFFER, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS; AND (ii) THE PURCHASER RECEIVING REGULATORY APPROVAL, AUTHORIZATION AND CONSENT FROM ALL GOVERNMENTAL AND QUASI-GOVERNMENTAL AGENCIES HAVING OR CLAIMING JURISDICTION OVER THE COMPANY AND/OR THE PURCHASER, INCLUDING WITHOUT LIMITATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM AND THE COMMISSIONER OF THE OKLAHOMA DEPARTMENT OF BANKING, IN FORM, SCOPE AND SUBSTANCE SATISFACTORY TO THE PURCHASER, IN THE PURCHASER'S SOLE DISCRETION, TO ACQUIRE UP TO NINETY-FOUR PERCENT (94%) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 13, AND 14.

NOVEMBER 3, 1995.

                                   IMPORTANT

         The Purchaser reserves the right to amend the Offer (including amending the purchase price) upon entry into a merger or other similar agreement with the Company or otherwise or to negotiate a merger or other similar agreement with the Company not involving a tender offer. The Purchaser also reserves the right to solicit the votes of the shareholders of the Company at any annual or special meeting of such shareholders.

         Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) representing tendered Shares and any other required documents, to the Depositary or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction on such shareholder's behalf. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if the shareholder desires to tender such Shares.

         A shareholder who desires to tender such shareholder's Shares and whose certificates representing such Shares are not immediately available may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

         The Purchaser has retained the services of Regan & Associates, Inc. to assist the Purchaser with delivery of this Offer to Purchase and related materials to shareholders, brokers and other nominees, and to receive inquiries from shareholders related to the Offer. Questions and requests for assistance may be directed to Regan & Associates, Inc. at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at the Purchaser's expense.

                            Regan & Associates, Inc.
                                  15 Park Row
                              New York, NY  10338
                                 1-800-737-3426

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1
THE OFFER     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
     1.     Terms of the Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
     2.     Acceptance for Payment and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5
     3.     Procedures for Accepting the Offer and Tendering Shares . . . . . . . . . . . . . . . . . .        7
     4.     Withdrawal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9
     5.     Certain Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10
     6.     Price Range of the Shares; Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
     7.     Possible Effects of the Offer on the Market for the Shares; Margin Regulations  . . . . . .        11
     8.     Certain Information Concerning the Company  . . . . . . . . . . . . . . . . . . . . . . . .        11
     9.     Certain Information Concerning the Purchaser  . . . . . . . . . . . . . . . . . . . . . . .        12
     10.    Background of the Offer; Contacts with the Company  . . . . . . . . . . . . . . . . . . . .        14
     11.    Purpose of the Offer; Plans for the Company . . . . . . . . . . . . . . . . . . . . . . . .        16
     12.    Source and Amount of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        17
     13.    Dividends and Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
     14.    Certain Conditions of the Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
     15.    Certain Legal Matters;
            Required Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21
     16.    Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        23
     17.    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        23

Schedule I Information with Respect to Directors and Executive Officers of the Purchaser

To:          All Holders of Shares of Common Stock of United Oklahoma
             Bankshares, Inc.:

                                  INTRODUCTION

             Ameribank Corporation, an Oklahoma corporation (the "Purchaser"), hereby offers to purchase up to 1,478,036 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of United Oklahoma Bankshares, Inc., an Oklahoma corporation (the "Company"), at a purchase price of $0.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

             The Offer is conditioned upon the fulfillment of certain conditions described herein. The Offer will expire at 5:00 p.m., Oklahoma City time, on Monday, December 4, 1995, unless extended.

             The purpose of the Offer is to acquire control of, and ownership of up to Ninety-Four Percent (94%) of the common equity interest in, the Company.

             The Offer is subject to the fulfillment of certain conditions, including the following:

             A. Minimum Condition. CONSUMMATION OF THE OFFER IS CONDITIONED (THE "MINIMUM CONDITION") UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1), THAT NUMBER OF SHARES WHICH, TOGETHER WITH ALL SHARES BENEFICIALLY OWNED BY THE PURCHASER PRIOR TO THE COMMENCEMENT OF THE OFFER, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

             According to information available to the Purchaser, as of August 9, 1995, 2,532,237 shares of the Company's Common Stock were outstanding. It is the Purchaser's understanding that (i) there are no options or other rights relating to the Company's Common Stock outstanding, and (ii) there are no securities outstanding that are convertible into Common Stock. As a result, the Purchaser believes that the Minimum Condition would be satisfied if at least 363,853 Shares were validly tendered and not withdrawn prior to the Expiration Date.

             B. Regulatory Approval Condition. CONSUMMATION OF THE OFFER IS CONDITIONED (THE "REGULATORY APPROVAL CONDITION") UPON THE PURCHASER RECEIVING REGULATORY APPROVAL, AUTHORIZATION AND CONSENT FROM ALL GOVERNMENTAL AND QUASI-GOVERNMENTAL AGENCIES HAVING OR CLAIMING JURISDICTION OVER THE COMPANY AND/OR THE PURCHASER, INCLUDING WITHOUT LIMITATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM AND THE COMMISSIONER OF THE OKLAHOMA DEPARTMENT OF BANKING, IN FORM, SCOPE AND SUBSTANCE SATISFACTORY TO THE PURCHASER, IN PURCHASER'S SOLE DISCRETION, TO ACQUIRE UP TO NINETY-FOUR PERCENT (94%) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY.

             Under the provisions of the Bank Holding Company Act of 1956, as amended (12 U.S.C. Section 1841, et seq.) (the "Bank Holding Company Act") and the regulations that have been promulgated thereunder, no bank holding company shall acquire direct or indirect ownership or control of any voting security of a bank, if the acquisition results in the company's control of more than five percent (5%) of the outstanding shares of any class of voting securities without prior approval of the Board of Governors of the Federal Reserve (the "Federal Reserve Board"). Contemporaneously with the commencement of the Offer, the Purchaser is filing an application with the Federal Reserve Board seeking approval of the acquisition of the voting securities herein described. Under applicable provisions of the Bank Holding Company Act, the Federal Reserve Board may disapprove the application if (i) the transaction would result in a monopoly or would further any combination or conspiracy to monopolize, or attempt to monopolize, the business of banking in any part of the United
States; (ii) the effect of the transaction may be to substantially lessen competition in any section of the country, tend to create a monopoly, or in any other manner be in restraint of trade, unless the Federal Reserve Board finds that the transaction's anticompetitive effects are clearly outweighed by its probable effect in meeting the convenience and needs of the community; and (iii) the applicant has failed to provide the Federal Reserve Board with adequate assurances that it will make available such information on its operation and activities of any affiliate of the applicant, that the Federal Reserve Board deems appropriate to determine and enforce compliance with the Bank Holding Company Act and other applicable federal banking statutes, and any regulations thereunder. Moreover, the Federal Reserve Board will also consider in acting on the application the (i) financial condition and future prospects of the applicant; (ii) managerial resources of the applicant; and (iii) the convenience and needs of the community to be served.

             Prior to the Purchaser's acquisition of 702,266 shares of Common Stock and 92,790 shares of 9% Cumulative Nonvoting Preferred Stock, par value $30.00 per share (the "Preferred Stock"), in May 1995, the Purchaser filed an application with the Federal Reserve Board seeking approval to acquire those shares. On April 27, 1995, the Federal Reserve Board approved the transaction for consummation on or after fifteen (15) calendar days following that date and the Purchaser acquired the shares on May 16, 1995. See Section 9.

             In addition to the requirement under the Bank Holding Company Act, under the provisions of the Oklahoma Banking Code (Okla. Stat. tit. 6 Section
218) (the "Oklahoma Banking Code"), the approval of the Commissioner of the Oklahoma Banking Department (the "Commissioner") is required when, in the opinion of the Commissioner, the condition of any bank is such that the transfer of capital stock of such bank would jeopardize the interest of its customers. Contemporaneously with the commencement of the Offer, the Purchaser will cause a copy of the application filed with the Federal Reserve Board to be submitted to the Commissioner.

             The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the Purchaser has obtained the approval of the Federal Reserve Board and the Commissioner to own up to Ninety-Four Percent (94%) of the outstanding shares of Common Stock of the Company.

             Certain other conditions to the consummation of the Offer are described in Section 14. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), the Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Section 14.

             The Purchaser reserves the right to amend the Offer (including amending the purchase price) upon entry into a merger or other similar agreement with the Company or otherwise or to negotiate such an agreement with the Company not involving a tender offer.

             The Purchaser also reserves the right to acquire additional Shares after consummation of the Offer in open market purchases, through a tender offer, in privately negotiated transactions or otherwise.

             THE OFFER DOES NOT CONSTITUTE A SOLICITATION OR PROXIES FOR ANY MEETING OR A SOLICITATION OF CALLS FOR A SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH THE PURCHASER AND/OR ITS AFFILIATES MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

             Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of Liberty Bank & Trust Company of Oklahoma City, N.A. as Depositary (the "Depositary"), incurred in connection with the Offer. See
Section 16. The Purchaser has retained the services of Regan & Associates, Inc. to assist the Purchaser with delivery of this Offer to Purchase and related materials to shareholders, brokers and other nominees, and to receive inquiries from shareholders related to the Offer. See Section 16.

             THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

             1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase up to 1,478,036 Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date. The term "Expiration Date" means 5:00 p.m.,

Oklahoma City time, on Monday, December 4, 1995, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire.

             The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the events specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See
Section 4.

             Subject to the applicable rules and regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory or governmental approvals specified in the Introduction or Sections 14 or 15, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in the Introduction or Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14, and/or (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and, other than in the case of any such waiver, by making a public announcement thereof. The Purchaser acknowledges that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and that the Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence or nonoccurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

             The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 14. Any such extension, delay, termination or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

             If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to the shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and shareholder response. With respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a United States government holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Oklahoma City time.

             THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION AND REGULATORY APPROVAL CONDITION. SEE THE INTRODUCTION AND SECTION 14. Except as otherwise provided in this Section 1, the Purchaser reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the SEC, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied, the Purchaser may, in its sole discretion, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders. In the event that the Purchaser waives any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the shareholders, require that the Offer remain open for an additional period of time and/or that the Purchaser disseminate information concerning such waiver.

             A request is being made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

             2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, up to 1,478,036 Shares validly tendered prior to the Expiration

Date (and not properly withdrawn in accordance with Section 4) as soon as practicable after the Expiration Date. If more than 1,478,036 Shares are validly tendered and not withdrawn prior to the Expiration Date, the Purchaser expressly reserves the right to purchase such additional Shares or to purchase Shares tendered on a pro rata basis, disregarding fractions, according to the number of Shares tendered by each shareholder during the Offer pursuant to Rule 14d-8 of the Exchange Act. In addition, subject to applicable rules and regulations of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law or court order. For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the Bank Holding Company Act and the Oklahoma Banking Code, see the Introduction and Section 15.

             In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

             For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

             If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates for Shares are submitted representing more Shares than are tendered, certificates for Shares representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

             IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

             The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

             3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and certificates representing tendered Shares must be received by the Depositary at one of such addresses on or prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

             THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

             Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal, or
(ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

             If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, then the tendered certificates must be duly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names on the registered holder or holders appear on the certificates, with the signatures on the endorsements or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

             If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

             (i)     such tender is made by or through an Eligible Institution;

             (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

             (iii) the certificates for all tendered Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within five business days after the date of execution of such Notice of Guaranteed Delivery.

             The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

             Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when certificates for Shares are received by the Depositary.

             UNDER THE BACKUP FEDERAL INCOME TAX LAWS APPLICABLE TO CERTAIN SHAREHOLDERS (OTHER THAN CERTAIN EXEMPT SHAREHOLDERS INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS), THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO SUCH SHAREHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

             All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

             The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. Neither the Purchaser nor any of its respective affiliates or assigns, nor the Depositary, nor any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

             A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

             By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser as the shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Offer). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such shareholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including acting by written consent, with respect to such Shares and such other securities and rights.

             4.      WITHDRAWAL RIGHTS.  Except as otherwise provided in this
Section 4, tenders of Shares made pursuant to the Offer are irrevocable; provided, however, that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after January 1, 1996 (or such later date as may apply in case the Offer is extended).

             If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

             In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.
Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if certificates for Shares have been tendered) the name of the registered holder of the Shares set forth in the certificate, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

             All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. Neither the Purchaser nor any of its affiliates or assigns, nor the Depositary, nor any other person or entity will be under any duty to give any notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

             5. CERTAIN TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or the Proposed Transaction will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax law. For federal income tax purposes, each selling shareholder would generally recognize gain or loss equal to the difference between the amount of cash received and such shareholder's tax basis for the Shares sold. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less.

             The foregoing discussion may not be applicable to certain types of shareholders, including shareholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, and entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as, but not limited to, insurance companies, tax-exempt entities and regulated investment companies).

             THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON CURRENT LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE OFFER AND THE PROPOSED TRANSACTION, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

             6. PRICE RANGE OF SHARES; DIVIDEND. The Common Stock is not listed on a national securities exchange or quoted on the National Quotation Bureau's "Pink Sheets." During 1994, limited transactions occurred of which the Purchaser is aware. The Company reported the average of the bid and ask price of $0.01 and $0.10, respectively, at February 1, 1995. There is currently no established public trading market for the Company's Common Stock. Based on certain information provided by the Company, the Purchaser understands that on September 12, 1994, the Company repurchased 111,892 Shares from Commercial Bank & Trust of Muskogee, Oklahoma for $0.10 per share.

             Pursuant to the terms of a Stock Purchase Agreement, dated January 18, 1995, between the Purchaser and certain shareholders of the Company, the Purchaser acquired 702,266 shares of the Common Stock and 92,790 shares of the Company's Preferred Stock for the sum of $3,422,755 on May 16, 1995.

             SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET PRICE FOR THE SHARES.

             The Company has 145,199 shares of Preferred Stock outstanding which have an aggregate par value of $4,355,970. No dividends have been paid on the Preferred Stock since October 1, 1985. Cumulative unpaid dividends at June 30, 1995 approximated $3,822,580, or approximately $26.33 per Share. Until the dividends payable on the Preferred Stock are brought current, no dividends may be paid on the Common Stock.

             7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; MARGIN REGULATIONS. The Shares are currently registered under Section 12(g) of the Exchange Act. However, the purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor. However, if the number of shareholders of record of the Company's Common Stock is less than three hundred after this Offer is completed, the Purchaser presently intends to seek termination of such registration of the Common Stock. The effect of such termination would be to restrict severely or eliminate any public market for the Shares and the Shares would not be authorized to be quoted in an inter-dealer quotation system of a registered national securities association. See Section 11.

             The Shares are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of such margin securities.

             8. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is an Oklahoma corporation with its principal offices located at 4600 S.E. 29th Street, Del City, Oklahoma 73115.

             The Company is a one-bank holding company registered under the Bank Holding Company Act. The principal business of the Company is the ownership and supervision of United Bank ("UB"), Del City, Oklahoma. As of June 30, 1995, the Company and its subsidiaries had 57 full-time equivalent employees. UB is a state chartered banking association whose deposits are insured pursuant to the Federal Deposit Insurance Act. UB, which operates primarily in Oklahoma, competes with other financial institutions in its trade area in providing a full range of traditional banking and related financial services to the commercial, consumer, energy, real estate and financial sectors. UB operates two wholly-owned subsidiaries, United Del City Tower, Inc. ("UDCT") and 4600 Corporation.

             UDCT owns and manages United Del City Tower of which the first and part of the second floors are occupied by UB. The facility was approximately 97% occupied at the end of 1994. 4600 Corporation was formed to sell assets on which UB foreclosed.

             The Company is subject to the information and reporting requirements of the Exchange Act and, therefore, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such annual and quarterly statements, proxy statements and other information relating to the Company may be inspected and copied at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file periodic reports and other information with the Federal Reserve Board. Such periodic reports and other information relating to the Company may be inspected and copied at the offices of the Federal Reserve Bank of Kansas City, 925 Grand Ave, Kansas City, Missouri 64198.

             Although the Purchaser has no knowledge that such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of any information contained in this Offer to Purchase with respect to the Company for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

             9. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser is an Oklahoma corporation with its principal offices located at 201 North Broadway, Shawnee, Oklahoma 74801.

             The Purchaser was organized in 1982 and is registered as a bank holding company under the Bank Holding Company Act and primarily engaged, through its banking subsidiary, American National Bank & Trust Company of Shawnee ("ANB"), in providing a full range of traditional banking and related financial services to the commercial, consumer, energy, real estate, agriculture and financial sectors, principally in the State of Oklahoma. The principal business address of ANB is 201 North Broadway, Shawnee, Oklahoma 74801.

             The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of the Purchaser is set forth in Schedule I of this Offer to Purchase.

             Neither the Purchaser nor any of its affiliates is subject to the information and reporting requirements of the Exchange Act and, therefore, is not required to file periodic reports, proxy statements or other information with the SEC relating to their respective businesses, financial condition and other matters. The Purchaser is, however, required to file periodic reports and other information with the Federal Reserve Board. Such periodic reports and other information relating to the Purchaser may be inspected and copied at the offices of the Federal Reserve Bank of Kansas City, 925 Grand Ave, Kansas City, Missouri 64198. ANB is also required to file quarterly reports of income and condition with the Federal Deposit Insurance Corporation, 550 17th Street, NW, Washington D.C. 20429.

             Financial information regarding the Purchaser may be inspected and copied at the offices of the Federal Reserve Bank of Kansas City as previously noted. Financial information regarding the Purchaser is not included as the Purchaser believes that such information is not material to a decision by a shareholder of the Company whether to sell, tender or hold Shares being sought in the Offer. The Purchaser is making a cash offer for the Shares and has no present plans or proposals which would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiary. Based on information available to the Purchaser at the date of this Offer, any such subsequent corporate transaction proposed by the Purchaser would also be a cash transaction and not a transaction involving an exchange of shares in the Purchaser or its subsidiary.

             During the last ten (10) years, neither the Purchaser nor, to the best of its knowledge, any of its executive officers or directors listed in
Schedule I attached hereto has been convicted in a criminal proceeding (excluding traffic violations).

             Except as described elsewhere in this Offer to Purchase: (i) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser beneficially owns or has a right to acquire any Shares; (ii) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares during the past twelve (12) months; (iii) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons or entities referred to in clause (i) above or any of the Purchaser's majority-owned subsidiaries, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, agreement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) since January 1, 1992, there have been no transactions which would require reporting under the rules and regulations of the SEC between the Purchaser or any of its subsidiaries or, to the knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1992, there have been no contacts, negotiations or transactions between the Purchaser or any of its subsidiaries or, to the knowledge of the Purchaser, any of the persons or entities listed on Schedule I hereto, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

             10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. On May 16, 1995, the Purchaser acquired 702,266 shares of Common Stock of the Company, or 27.7% of the outstanding shares of Common Stock, and 92,790 shares of the Preferred Stock, or 63.9% of the outstanding shares of Preferred Stock. The Purchaser acquired the shares of Common Stock and Preferred Stock from the following stockholders of the Company:


                                                           Number of          Number of
                                                           Shares of          Shares of
                                                          Common Stock     Preferred Stock
                                                            Acquired           Acquired
Gladys Tucker                                                261,142           36,998
J. N. Ainsworth                                               28,800            1,890
John Tucker                                                  260,000            2,664
Suzanne Tucker-Fong                                          150,716            2,664
Joanne Ainsworth                                                 408               34
Marjorie Ainsworth                                             1,200               34
Oklahoma City Community
Foundation, Inc.                                                 -0-           48,506

             At the date of closing of the Purchaser's acquisition of Common Stock and Preferred Stock, the Board of Directors of the Company consisted of three (3) directors: Mrs. Gladys Tucker, Willis J. Wheat and J. N. Ainsworth. At the closing on May 16, 1995, Mrs. Tucker resigned as a director and the Purchaser's designee, George N. Cook, Jr., was elected as a director of the Company to fill such vacancy by the remaining members of the Board of the Company. Pursuant to an agreement with the Purchaser, Messrs. Wheat and Ainsworth resigned as directors and officers of the Company effective June 15, 1995. D. Wesley Schubert and J. Michael Adcock, designees of the Purchaser, were elected as directors of the Company to fill such vacancies by the remaining director of the Company. After the election of Messrs. Schubert and Adcock to the Board of Directors of the Company, the Purchaser effectively controls the Company. As noted in Schedule I (Information with Respect to the Directors and Executive Officers of the Purchaser), Messrs. Cook, Schubert and Adcock are officers and directors of both the Company and the Purchaser and have been involved in the decision by the Purchaser to proceed with the Offer. Because Messrs. Cook, Schubert and Adcock hold these positions with the Purchaser and the Company, every discussion between any one of them and any other officer or director of the Purchaser regarding any plan or proposal affecting the Company of necessity involves contact with a person who is an officer or director of the Company.

             Subsequent to the election of Messrs. Schubert and Adcock as directors of the Company, they and Mr. Cook have participated in frequent discussions among themselves and with other advisers and representatives of the Purchaser concerning the Purchaser's desire to acquire a majority of the outstanding shares of Common Stock of the Purchaser. The Purchaser has obtained information from the Company with regard to holders of its Common Stock and Preferred Stock. Messrs. Cook, Schubert and Adcock have also had access to detailed information concerning the financial condition and operations of the Company and its subsidiaries. The Purchaser has considered and rejected other methods of acquiring a majority of the shares of the Company's Common Stock, including a merger or exchange of shares of Common Stock for the Preferred Stock and accrued dividends.

             The Purchaser decided to seek to acquire additional shares of Preferred Stock and on July 20, 1995, the Purchaser sent a letter to all preferred stockholders of the Company offering to purchase all outstanding shares of Preferred Stock. As a result of that offer, the Purchaser acquired an additional 8,256 shares of the Company's Preferred Stock, and now owns 101,046 shares, which represents approximately 69.6% of the Preferred Stock.

             The Purchaser has entered into a Stock Purchase Agreement, dated September 29, 1995, with First Altus Bancorp, Inc. of Altus, Oklahoma, to purchase 84,000 shares of Common Stock at a purchase price equal to $0.50 per share or the purchase price pursuant to this Offer, if higher. The terms of the agreement provides that the acquisition of the Common Stock is subject to receipt of approval from the Federal Reserve Board on or before December 31, 1995. Pending Federal Reserve Board approval, the purchase price and shares of Common Stock have been deposited in escrow pursuant to the terms of an escrow agreement.

             On October 2, 1995, the Purchaser also entered into a Stock Purchase Agreement with Paul Goacher, an individual, to purchase 66,000 shares of Common Stock at a purchase price equal to $0.50 per share or the purchase price pursuant to this Offer, if higher. As in the agreement with First Altus Bancorp, Inc., the acquisition is subject to Federal Reserve Board approval on or before December 31, 1995 and the shares have been deposited in escrow pursuant to a separate escrow agreement.

             In addition, on October 18, 1995, the Purchaser entered into a Stock Purchase Agreement with Southwest Title and Trust Company of Oklahoma City, Oklahoma to purchase 50,000 shares of Common Stock at a purchase price equal to $0.50 per share or the purchase price pursuant to this Offer, if higher. The consummation of the transaction is subject to Federal Reserve Board approval and the closing of the transaction is not scheduled to take place until after January 2, 1996.

             The acquisition of 200,000 shares of Common Stock in these three transactions will increase the Purchaser's ownership to 902,266 shares of Common Stock or approximately 35.6% of the outstanding shares of Common Stock.

             The Purchaser and Messrs. Cook, Schubert and Adcock have entered into a Stock Purchase Agreement, dated November 3, 1995, which provides that the Purchaser will sell to each of Messrs. Cook, Schubert and Adcock 16.33% of the total number of shares of Common Stock and Preferred Stock which the Purchaser now owns or acquires pursuant to the Offer or in private purchases thereafter. The terms provide that the purchase price for such stock shall be the price at which the Purchaser acquired the shares plus interest, accrued from the date of the Purchaser's acquisition of such stock to the closing of the purchase contemplated by the agreement, at a rate equal to the base rate of interest of Chase Manhattan Bank, N.A. from time to time. The consummation of the transactions are subject to (1) approval from the Federal Reserve Board; (2) the entering into by the parties of a Shareholders' Agreement restricting the future transfer of the stock by Messrs. Adcock, Schubert and Cook; and (3) the entering into by the parties of a Voting Trust Agreement appointing the Purchaser as Trustee to vote the shares of Common Stock.

             The $0.50 cash purchase price offered by the Purchaser for Shares was established after considering, among other things, the underlying book value and earnings of the Company and its subsidiary, the potential benefits to the Purchaser from control of a commercial bank in the metropolitan Oklahoma City market, and prices paid for shares in other transactions during the preceding year. The purchase price also reflects the Purchaser's judgment as to a price which might obtain the tender of shares from a sufficient number of the Company's shareholders to permit deregistration of the Company's Common Stock pursuant to Section 12(g)(4) of the Exchange Act.

             Based upon these and other factors, the Purchaser believes that the $0.50 purchase price offered for the Shares is fair.

             11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and ownership of up to Ninety-Four Percent (94%) of the common equity interest in, the Company.

             The Purchaser reserves the right to amend the Offer (including amending the purchase price) upon entry into a merger or similar agreement with the Company or otherwise or to negotiate such an agreement with the Company not involving a tender offer. The Purchaser also reserves the right to acquire additional Shares after consummation of the Offer in open market purchases, through a tender offer, in privately negotiated transactions or otherwise.

             If the Purchaser acquires majority control of the Company, it intends to conduct a further review of the Company and its subsidiary and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. After such review, the Purchaser will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes. The Purchaser's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of the Company or its subsidiary, actions by the Company or its subsidiary and other factors.

             George N. Cook, D. Wesley Schubert, J. Michael Adcock and Don Bodard are members of Enterprise Technology Group, L.L.C. ("ETG") which provides computer hardware and software technology solutions and consulting services to banks as well as other private and governmental entities. ETG has provided services to the banking subsidiaries of both the Purchaser and the Company relating to processing technology. As of the date of the Offer payments to ETG for such services have not been material. However, in the event that the subsidiary banks of the Purchaser and the Company decide to implement a plan to upgrade their processing techniques, it is anticipated that ETG would advise both subsidiary banks and consult with them regarding such implementation. In that event, the fees payable by the subsidiary banks of the Purchaser and the Company to ETG would be approximately $87,500 each. The Purchaser believes that such fees would not exceed the prices charged other customers of ETG and are competitive with those charged by other companies in the business of providing such services.

             The Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system of a registered national securities association. If the Purchaser acquires shares of Common Stock from enough shareholders to reduce the number of shareholders of record of the Company's Common Stock to less than three hundred, the Purchaser presently intends to cause the registration of the Common Stock to be terminated pursuant to Section 12(g)4 of the Exchange Act. The effect of such termination would be to restrict severely or eliminate any public market for the Shares and the Shares would not be authorized to be quoted in an inter-dealer quotation system of a registered national securities association.

             Except as described elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiary, (ii) a sale or transfer of a material amount of assets of the Company or its subsidiary, (iii) any change in the present Board of Directors or management of the Company, (iv) any material changes in the present capitalization or dividend policy of the Company, (v) any other material change in the Company's corporate structure or business, (vi) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

             Prior to making the Offer the Purchaser commenced the process of seeking regulatory approval for its acquisition of the Company. See the Introduction and Section 15.

             THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OR A SOLICITATION OF CALLS FOR A SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH THE PURCHASER MIGHT MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF THE EXCHANGE ACT.

             12. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all Shares pursuant to the Offer and to pay all fees and expenses related thereto is estimated to be approximately $900,000. It is anticipated that the funds required by the Purchaser in connection with the Offer will be obtained by payment of a dividend to the Purchaser from the Purchaser's primary operating subsidiary, ANB.

             13. DIVIDENDS AND DISTRIBUTIONS. If the Purchaser acquires control of the common equity interest in the Company, there are no current plans to change materially the present dividend policy of the Company.

             14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment of or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, in the sole judgment of the Purchaser (i) the Minimum Condition has not been satisfied, (ii) the Regulatory Approval Condition has not been satisfied, or (iii) at any time on or after June 30, 1995 and before acceptance for payment of, or payment for, such Shares any of the following events shall occur or shall be deemed by the Purchaser to have occurred or the Purchaser shall have learned about any such events applicable to or affecting the Company or any of its affiliates which shall not have been previously publicly disclosed by the Company:

             (a) there shall have been threatened, instituted or pending any action, proceeding, application, claim or counterclaim by or before any court, government or governmental, regulatory or administrative agency, authority or tribunal, domestic or foreign (whether brought by the Company, an affiliate of the Company or any other person or entity), which (i) challenges or seeks to challenge the acquisition by the Purchaser of the Shares (or any of them), restrains, prohibits or delays or seeks to restrain, prohibit or delay the making or consummation of the Offer or other subsequent business transaction involving the Purchaser or any of its affiliates and the Company or its subsidiary, restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other agreements or arrangements entered into by the Purchaser or any of its affiliates in connection with the acquisition of the Company or the Shares (or any of them), or obtains or seeks to obtain any damages in connection with any of the foregoing, or otherwise directly or indirectly relates to the transactions contemplated by the Offer,
(ii) makes or seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer, or otherwise, illegal, or results in or may result in a delay in the ability of the Purchaser to accept for payment or pay for some or all of the Shares, (iii) imposes or seeks to impose limitations on the ability of the Purchaser or the Company or any of their respective affiliates or subsidiaries effectively to acquire or hold, or requiring the Purchaser, the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of the assets or the business of the Purchaser, the Company or any of their respective affiliates or subsidiaries or imposes or seeks to impose limitations on the ability of the Purchaser, the Company or any of their respective affiliates or subsidiaries to continue to conduct, own or operate all or any portion of their businesses and assets as heretofore conducted, owned or operated, (iv) imposes or seeks to impose or results in or may result in limitations on the ability of the Purchaser and/or any of its affiliates to acquire or hold or to exercise full rights of ownership of the Shares purchased by them including, but not limited to, the right to vote the Shares purchased by them on all matters properly presented to the shareholders of the Company, (v) results in or may result in a material limitation or diminution in the benefits expected to be derived by the Purchaser as a result of the transactions contemplated by the Offer, (vi) imposes or seeks to impose voting, procedural, price or other requirements in addition to those under the Oklahoma Act and federal securities laws (each as in effect on the date of this Offer to Purchase) in connection with the transactions contemplated by the Offer or any material condition to the Offer that is unacceptable to the Purchaser, or (vii) otherwise directly or indirectly relates to the Offer, or any other business transaction with the Company or which otherwise, in the sole judgment of the Purchaser, might adversely affect the Company or its subsidiary or the Purchaser or any of the Purchaser's affiliates or the value of the Shares; or

             (b) other than the necessity for the approval of the Federal Reserve Board and other actions by any domestic or foreign governmental, administrative or regulatory agency, authority or tribunal described in paragraph (g) below, any statute, rule, regulation, judgment, decree, order or injunction shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer or any other proposed business transaction between the Purchaser or any of its affiliates and the Company or its subsidiary, or any other action shall have been taken, by any domestic or foreign government or any governmental, administrative or regulatory authority or agency or by any court or tribunal, domestic or foreign, that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above; or

             (c) any change (or condition, event or development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of the Company or its subsidiary, or in general political, market, economic or financial conditions in the United States or abroad, which, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or its subsidiary or its shareholders, or the market price of, or trading in, the Shares, or the Purchaser shall have become aware of any facts which are or may be materially adverse with respect to the value of the Company or its subsidiary or the value of the Shares to the Purchaser or any of its affiliates; or

             (d) a tender or exchange offer for some portion or all of any outstanding securities of the Company or its subsidiary (including, without limitation, the Shares) shall have been publicly proposed to be made or shall have been made by another person (including the Company or its subsidiary or any of its affiliates), or it shall have been publicly disclosed or the Purchaser shall have learned that (i) any person (including the Company or its subsidiary or any of its affiliates), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of any class or series of capital stock of the Company (including, without limitation, the Shares) or its subsidiary or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including, without limitation, the Shares) or its subsidiary, other than acquisitions by persons or groups who have publicly disclosed such ownership in a Schedule 13D or 13G on file with the SEC prior to November 3, 1995, or in a statement, report or other filing on file with the Board of Governors of the Federal Reserve System on or prior to November 3, 1995, or any such person shall file an amendment to such Schedule 13D or 13G amending its intent with respect to such class or series of capital stock of the Company or its subsidiary or the Company or the Purchaser shall have learned of such change of intent, or (ii) any such person, entity or group which has publicly disclosed any such ownership of or right to acquire more than 5% of the Shares prior to November 3, 1995 shall have acquired or proposed to acquire additional Shares constituting more than 1% of the Shares or shall have been granted any option or right to acquire additional Shares constituting more than 1% of the Shares, (iii) except as publicly disclosed in (A) a
Schedule 13D or 13G on file with the SEC prior to November 3, 1995, or (B) a statement, report or other filing on file with the Board of Governors of the Federal Reserve System prior to November 3, 1995, any group shall have been formed which beneficially owns more than 5% of the Shares, (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for the Shares or a merger, consolidation or other business combination with or involving the Company, or (v) any person, entity or group shall have filed a statement with the Board of Governors of the Federal Reserve System in order to, or made a public announcement reflecting an intent to, acquire the Company or assets or securities of the Company; or

             (e) (i) the Company and the Purchaser shall have reached an agreement or understanding that the Offer be terminated or amended or the purchase or payment for Shares be postponed pursuant thereto, or (ii) the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to any other business combination with the Company or the purchase of any material portion of the securities or assets of the Company or its subsidiary; or

             (f) the Purchaser shall become aware (i) that any material contractual right of the Company or its subsidiary shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or its subsidiary (other than indebtedness pursuant to term or revolving credit arrangements provided by banks) shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case with or without notice or the lapse of time or both as a result of or in connection with the transactions contemplated by the Offer or any other business combination involving the Company, (ii) of any covenant, term or condition in any of the Company's or its subsidiary's instruments or agreements that has or may have (whether considered alone or in the aggregate with other covenants, terms or conditions), a material adverse effect on (A) the business, properties, assets, liabilities, capitalization, shareholder's equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of the Company or its subsidiary (including, but not limited to, any event of default that may result from the consummation of the Offer, the acquisition of control of the Company or its subsidiary or any other business combination involving the Company) or (B) the value of the Shares in the hands of the Purchaser or any of its affiliates or (C) the consummation by the Purchaser or any of its affiliates of any other business combination involving the Company, or (iii) that any report, document, instrument, financial statement or schedule of the Company or its subsidiary filed with the SEC contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

             (g) the regulatory approval, authorization and consent of the Federal Reserve Board and the Commissioner of the Oklahoma Department of Banking, in form, scope and substance satisfactory to the Purchaser, in the Purchaser's sole discretion to acquire up to Ninety-Four Percent (94%) of the outstanding shares of Common Stock , or any other approval, permit, authorization, consent or other action of any domestic or foreign governmental, administrative or regulatory agency, authority or tribunal shall not have been obtained on terms satisfactory to the Purchaser in its sole discretion.

             The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by the Purchaser concerning any of the events described in this Section 14 shall be final and binding.

             A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

             15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as described elsewhere in this Offer to Purchase, based on its review of publicly available information regarding the Company and its subsidiary, the Purchaser is not aware of any licenses or regulatory permits that appear to be material to the business of the Company or its subsidiary, and that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws". Should any such approval or other action be required, there can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiary's businesses, or that certain parts of the Company's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See the Introduction and Sections 1 and 14 for a description thereof.

             State Takeover Laws. A number of states (including Oklahoma, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, shareholders, principal executive offices or principal places of business therein. The Purchaser believes that, excepting the applicable provisions of the Bank Holding Company Act and the Oklahoma Banking Code, none of the Oklahoma takeover statutes are applicable to the Purchaser's acquisition of Shares pursuant to the Offer. To the extent that certain provisions of any other state's takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp.
v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

             Excepting the applicable provisions of the Bank Holding Company Act and the Oklahoma Banking Code, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

             Antitrust. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The Purchaser believes that the HSR Act is not applicable to the Purchaser's acquisition of Shares pursuant to the Offer. If the HSR Act were deemed to be applicable to the acquisition of Shares pursuant to the Offer, the consummation of the Offer could be delayed pending compliance therewith.

             The Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of the Shares. Whether or not the HSR

Act is applicable, the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest at any time before or after the Purchaser's purchase of the Shares. Such action may include seeking to enjoin the acquisition of the Shares pursuant to the Offer or seeking divestiture of the Shares acquired by the Purchaser. Private parties may also seek to take action under the antitrust laws. The Purchaser's obligation under the Offer to accept the Shares for payment is subject to the condition, among others, that there shall not be instituted or pending any action by any government or governmental authority or agency, domestic or foreign, challenging the making of the Offer, or the purchase of the Shares hereunder. See Section 14.

             Based upon an examination of publicly available information relating to the businesses in which the Company and its subsidiary are engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

             16. FEES AND EXPENSES. Liberty Bank & Trust Company of Oklahoma City, N.A. has been retained by the Purchaser as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.
The Purchaser has retained Regan & Associates, Inc. to assist the Purchaser with delivery of this Offer to Purchase and related materials to shareholders, brokers and other nominees, and to receive inquiries from shareholders related to the Offer. In the event the Purchaser owns at least Fifty-One Percent (51%) of the outstanding Shares of the Company at the expiration of the Offer, the Purchaser will pay Regan & Associates, Inc. a fee of $4,000, plus reasonable out-of-pocket expenses not to exceed $2,500. The Purchaser will also indemnify Regan & Associates, Inc. against any loss or expense in connection with the performance of its duties except any loss or expense which is a result of the negligence or willful misconduct of Regan & Associates, Inc.

Except for the services provided by Regan & Associates, Inc. the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

             17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

             The Purchaser has filed with the SEC a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and copies may be obtained by mail at prescribed rates from such office.

             NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THE OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, THE PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBSIDIARIES SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

                             AMERIBANK CORPORATION

November 3, 1995

                                   SCHEDULE I

                 INFORMATION WITH RESPECT TO THE DIRECTORS AND
                      EXECUTIVE OFFICERS OF THE PURCHASER

             Directors and Executive Officers of the Purchaser. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser.
Except as otherwise noted, each director and executive officer of the Purchaser is a citizen of the United States and has been employed in his or her present principal occupation listed below during the last five years.


                                                    PRESENT PRINCIPAL OCCUPATION OR
                                                    EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                           HELD DURING THE PAST FIVE YEARS
-------------------------                           -------------------------------
Don Bodard                                          Director.  Mr. Bodard is Chairman of the Board
201 N. Broadway                                     and President of Ameribank Corporation as well as
Shawnee, OK  74801                                  an investor and the owner of Ameribank Corporation.
                                                    Mr. Bodard also serves as a Director of American
                                                    National Bank & Trust Company of Shawnee, a subsidiary
                                                    of Ameribank Corporation, and as a Director of Unit
                                                    Corporation, a New York Stock Exchange Company.  Mr.
                                                    Bodard is the father-in-law of J. Michael Adcock.

D. Wesley Schubert                                  C.P.A. For the past thirteen years Mr. Schubert
201 N. Broadway                                     has been employed as a Certified Public
Shawnee, OK  74801                                  Accountant by various businesses owned by Don
                                                    Bodard, owner of Ameribank Corporation.  The
                                                    businesses are involved in investments, oil and gas,
                                                    and banking.  Mr. Schubert is a Director and
                                                    President of United Oklahoma Bankshares, Inc. and
                                                    is a Director of United Bank, Del City and its
                                                    subsidiaries, United Del City Tower and
                                                    4600 Corporation.  Mr. Schubert has been the Vice
                                                    Chairman of American National Bank & Trust
                                                    Company of Shawnee, a subsidiary of Ameribank
                                                    Corporation, and Vice President of Ameribank
                                                    Corporation since October 23, 1991. He is also a
                                                    Director of Ameribank Corporation and the
                                                    Treasurer.  Mr. Schubert is Chairman of the Board
                                                    of First National Bank of Medicine Lodge, Kansas
                                                    and a Director of Medicine Lodge Bancshares, Inc.


George N. Cook, Jr.                                 Commercial Banker.  Since December 16, 1992,
201 N. Broadway                                     Mr. Cook has been President and Chief Executive
Shawnee, OK  74801                                  Officer of American National Bank & Trust
                                                    Company of Shawnee, a subsidiary of Ameribank
                                                    Corporation, and serves as a Director and the
                                                    Secretary of Ameribank Corporation.  From 1990
                                                    to 1992, Mr. Cook was an Associate with the
                                                    Kansas City bank consulting firm of Swords &
                                                    Associates.  Mr. Cook is a Director of First
                                                    National Bank of Medicine Lodge, Kansas and
                                                    Medicine Lodge Bancshares, Inc.  He is the
                                                    Chairman of the Board of United Oklahoma
                                                    Bankshares, Inc. and also the Chairman of the
                                                    Board of United Bank, Del City and its subsidiaries,
                                                    United Del City Tower, Inc. and 4600 Corporation.

J. Michael Adcock                                   Attorney.  Mr. Adcock served in various
128 N. Broadway                                     management positions with Hadson Corporation (a
Shawnee, OK  74801                                  New York Stock Exchange Company) from 1983
                                                    to 1993, including Chief Executive Officer,
                                                    President and Chief Operating Officer and General
                                                    Counsel.  He currently serves as a member of the
                                                    Board of Directors of Grant Geophysical, Inc.,
                                                    Ameribank Corporation, American National
                                                    Bank & Trust Company of Shawnee, First
                                                    National Bank of Medicine Lodge, Kansas,
                                                    Medicine Lodge Bancshares, Inc., United
                                                    Oklahoma Bankshares, Inc. and United Bank, Del
                                                    City and its subsidiaries, United Del City Tower
                                                    and 4600 Corporation.  Mr. Adcock is the
                                                    Secretary of United Oklahoma Bankshares, Inc.  In
                                                    October 1992, Hadson Corporation filed a
                                                    Chapter 11 bankruptcy petition and plan of
                                                    reorganization.  The bankruptcy court confirmed
                                                    the plan of reorganization in
                                                    November 1992, and the plan was consummated in
                                                    December 1992.  Upon leaving Hadson
                                                    Corporation in December 1993, Mr. Adcock
                                                    reentered the private practice of law.